BRYN MAWR BANK CORPORATION
RESTRICTED STOCK UNIT AGREEMENT
(PERFORMANCE-BASED CLIFF VESTING)
SUBJECT TO THE AMENDED AND RESTATED 2010 LONG TERM INCENTIVE PLAN

Grantee:
Date of Grant:
Number of RSUs:
Vesting Period:

Performance Goal:	Certain conditions and goals as determined according to Exhibit A hereto

RESTRICTED STOCK UNIT AGREEMENT (“Agreement”), dated as of the Date of Grant set forth above by and between BRYN MAWR BANK CORPORATION (the “Corporation”) and the Grantee named above (the “Grantee”).
1.    The Plan. This Agreement is subject to the terms and conditions of the Amended and Restated Bryn Mawr Bank Corporation 2010 Long Term Incentive Plan (the “Plan”) as approved by the Board of Directors of the Corporation on February 27, 2015 and by the Corporation’s shareholders on April 30, 2015. Except as otherwise specified herein, all capitalized terms used in this Agreement shall have the meanings given to them in the Plan. The term “Company Group” as used in this Agreement with reference to employment shall include employment with the Corporation or any of its direct or indirect subsidiaries.
2.    Grant of Restricted Stock Units.
a.    Subject to the terms and conditions of the Plan and this Agreement, and the Grantee’s acceptance of same by execution of this Agreement, the Corporation’s Management Development and Compensation Committee (“Compensation Committee”) hereby grants to the Grantee the number of Restricted Stock Units set forth above (the “RSUs”).
b.    Upon vesting of the RSUs and satisfaction of all of the other terms and conditions in this Agreement, the Corporation will issue stock representing the shares underlying the vested RSUs as soon as practicable following the Vesting Date (as defined in subsection 3(a) below).
3.    Terms and Conditions. The Grant is subject to the following terms and conditions:
a.    Restricted Period and Performance Goals. Vesting of the RSUs is subject to the achievement of the performance goals set forth in Exhibit A (the “Performance Goals”) and shall vest, in whole or in part in accordance with the weighting and thresholds set forth in Exhibit A, upon the Vesting Date only if the Performance Goals are achieved and the Grantee has remained continuously employed by the Company Group from the Date of Grant through __________________ (the “Vesting Period”) or as otherwise provided herein. The Compensation Committee shall determine within 75 days after the last day of the Vesting Period whether the Performance Goals have been achieved, in whole or in part, in accordance with Exhibit A attached hereto. The value of any fractional shares will be paid to the Grantee through a separate disbursement. No vesting of RSUs shall be deemed to have occurred unless and until the Compensation Committee certifies in writing as to the portion of the Performance Goals that have been achieved. The date on which the Compensation Committee certifies as to the achievement of the Performance Goals and the vesting of the RSUs is referred to in this Agreement as the “Vesting Date”.

b.    No Rights as a Shareholder. Grantee will have none of the rights and privileges of a shareholder with respect to the shares underlying the RSUs, including but not limited to, the right to vote the shares until such RSU’s have vested and such shares have been issued.
c.    Dividend-Equivalents. At the time of issuance of shares underlying vested RSUs pursuant to subsection 2(b) above, the Company Group shall also pay to Grantee an amount equal to the aggregate amount of all dividends declared and paid by the Company Group based on dividend record dates falling between the Date of Grant and the date of issuance in accordance with the number of shares issued. The dividend-equivalents will be reported to the employee as W-2 wages and, as such, will be subject to statutory withholding requirements for federal, state and local taxes. The computation set forth in this subparagraph is separate and distinct from the calculations and concepts set forth on Exhibit “A” hereto and the calculations and concepts set forth on Exhibit “A” hereto have no applicability to the calculation of the amount of dividends to be paid by the Corporation pursuant to this subparagraph.

4.    Forfeiture.
a.    Forfeiture. All RSUs that have not vested at the Vesting Date in accordance with subsection 3(a) and Exhibit A attached hereto shall be forfeited in their entirety.
b.    Forfeiture of Unvested RSUs and Payment to the Corporation for Issued Shares Resulting from Vested RSUs If Grantee Engages in Certain Activities. The provisions of this subsection 4(b) will apply to all RSUs granted to Grantee under the Plan and to any shares issued to the Grantee upon vesting of RSUs. If, at any time during the Vesting Period, or for a period of two (2) years after termination of Grantee’s employment for any reason, Grantee engages in any activity inimical, contrary or harmful to the interests of the Company Group including, but not limited to (A) conduct related to Grantee’s employment for which either criminal or civil penalties against Grantee may be brought, (B) violation of the Company Group’s policies including, without limitation, the Corporation’s Insider Trading Policy, Code of Business Conduct and Ethics, Code of Personal Conduct, Employee Handbook, or otherwise, (C) soliciting of any customer of the Company Group for business which would result in such customer terminating their relationship with the Company Group, (D) soliciting or inducing any individual who is an employee or director of the Company Group to leave the Company Group or otherwise terminate their relationship with the Company Group, (E) disclosing or using any confidential information or material concerning the Company Group, (F) breach of any agreement between the Grantee and the Company Group, or (G) participating in a hostile takeover attempt, then (x) all RSUs that have not vested effective as of the date on which Grantee engages in such activity, unless forfeited sooner by operation of another term or condition of this Agreement or the Plan, shall be forfeited in their entirety, and (y) for any shares underlying vested RSUs which have been issued to Grantee, the Grantee shall pay to the Corporation the market value of the shares on the date of issuance or the date Grantee engages in such activity, whichever is greater. The term “Confidential Information” as used in this Agreement includes, but is not limited to, records, documents, programs, technical data, information technology, policies, files, lists, client non-public personal information, pricing, costs, strategies, market data, statistics, business partners, customers, customer requirements, prospective customer contacts, knowledge of the Company Group’s clients, methods of operation, processes, trade secrets, methods of determination of prices, fees, financial condition, profits, sales, net income, indebtedness, potential mergers or acquisitions, or the sale of Company Group assets or subsidiaries, commercial contracts and relationships, employees, litigation (whether actual or threatened), information acquired in connection with the Grantee’s employment with the Company Group, including without limitation, proprietary or confidential information of any third party who may disclose such information to the Company Group or the Grantee in the course of Company Group business, and any other information relating to the Company Group that has not been made available to the general public, as the same may exist from time to time. The provisions of this Section 4 are in addition to, and in no way decrease, limit, or affect the applicability of or relief available to the Corporation under Section 8.
c.    Right of Setoff. By accepting this Agreement, Grantee consents to the deduction, to the extent permitted by law, from any amounts that the Company Group owes Grantee from time to time (including amounts owed to Grantee as wages or other compensation, fringe benefits, or paid time-off pay, as well as any other amounts owed to Grantee by the Company Group), the amounts Grantee owes the Corporation under subsection 4(b) above. Whether or not the Corporation elects to make any setoff in whole or in part, if the Corporation does not recover by means of setoff the full amount Grantee owes it, calculated as set forth above, Grantee agrees to immediately pay the unpaid balance to the Corporation.
d.    Compensation Committee Discretion. Grantee may be released from Grantee’s obligations under subsections 4(b) and 4(c) only if the Compensation Committee, or its duly appointed agent, determines in its sole discretion that such action is in the best interest of the Corporation.
5.    Death, Disability or Retirement. In the event the Grantee shall cease to be employed by the Company Group by reason of: (a) retirement approved by the Compensation Committee (“Retirement”); (b) a transfer of the Grantee in a spinoff; (c) death; or (d) total and permanent disability as determined by the Compensation Committee (“Disability”), then the vesting requirements on a fraction of Grantee’s RSUs will be deemed to have been fulfilled. The vested portion shall be calculated as follows: the number of RSUs that would have vested in accordance with subsection 3(a) had Grantee remained employed through the Vesting Period, multiplied by a fraction, the numerator of which is the number of full calendar months that elapsed in the Vesting Period prior to the death, Disability, Retirement or transfer in a spinoff of the Grantee and the denominator of which is the total number of full calendar months in the Vesting Period. Shares underlying the RSUs that vest in accordance with the terms of this Section 5 shall be issued as soon as practicable following the Vesting Date. Any remaining RSUs which have not vested as provided in this Section 5 shall be forfeited.
6.    Termination. If the Grantee terminates the Grantee’s employment with the Company Group or if the Company Group terminates the Grantee’s employment with or without Cause, other than as described in Section 5 above, any RSUs that have not yet vested at the date of termination shall automatically be forfeited.
7.    Change of Control. In the event of a Change of Control, Grantee’s outstanding RSUs will be deemed to have vested and any shares underlying such RSUs not previously issued shall be issued within ten days after the Change of Control. For purposes of clarification, in such a situation, all RSUs will vest at the target levels as described in Exhibit A hereto. A “Change of Control” shall be deemed to have taken place if (i) any Person (as defined in subsection 8(a) below) other than an entity in the Company Group or an employee benefit plan of the Company Group (or any Person organized, appointed or established by the Company Group for or pursuant to the terms of any such employee benefit plan), together with all affiliates and associates of such Person, becomes the beneficial owner in the aggregate of 25% or more of the common stock of the Corporation then outstanding, or (ii) during any twenty-four month period, individuals who at the beginning of such period constituted the Board of Directors of the Corporation or The Bryn Mawr Trust Company (the “Bank”) cease, for any reason, to constitute a majority thereof, unless the election, or the nomination for election by the Corporation or the Bank’s shareholders, as the case may be, of each director who was not a director at the beginning of such period was approved by a vote of at least two-thirds of the directors in office at the time of such election or nomination, who were directors at the beginning of such period.
8.    Non-Interference and Non-Solicitation.
a.    For a period of ________________ months following the date Grantee ceases to be employed by the Company Group for any reason, whether voluntarily or involuntarily (the “Separation Date”), Grantee agrees not to disrupt, damage, impair or interfere with the business of the Company Group in any manner, including without limitation, by: (a) employing, engaging or soliciting any employee of the Company Group; (b) inducing or attempting to influence an employee to leave the employ of the Company Group; (c) adversely influencing or altering the relationship of any person, firm, corporation, partnership, association or other entity (“Person”) with the Company Group, whether such Person is an employee, customer, client or otherwise; or (d) directly or indirectly, individually or for any other, calling on, engaging in business with, soliciting, inducing, or attempting to solicit or induce, any Person who has been a customer, client or business referral source of the Company Group, or who has been solicited as a potential customer, client or business referral source of the Company Group, during the two (2) year period preceding the Separation Date to (x) cease doing business in whole or in part with or through the Company Group or (y) do business with any other Person which performs services or offers products materially similar to or competitive with those provided by the Company Group.

b.    Grantee shall maintain Confidential Information (as defined in subsection 4(b)) in the strictest of confidence, shall not disclose confidential information to any person outside of the Company Group, and shall not use, reproduce, disseminate, or take any other action with respect to confidential information other than in connection with Grantee’s employment and for the benefit of the Company Group. Grantee shall not remove confidential information from Company Group premises unless necessary in connection with the performance of Grantee’s job duties, and in such event, such confidential information shall be returned or destroyed immediately upon cessation of Grantee’s employment with the Company Group. The obligations of Grantee under this Section 8(b) shall apply during Grantee’s employment and following termination of Grantee’s employment, and shall survive in perpetuity.
c.    Grantee acknowledges and agrees that the restrictions contained in this Section 8 are reasonable and necessary in order to protect the legitimate interests of the Company Group and that any violation thereof would result in irreparable injury to the Company Group. Consequently, Grantee acknowledges and agrees that, in the event of any violation thereof, the Company Group shall be authorized and entitled, without the necessity of posting a bond or other form of security, to obtain from any court of competent jurisdiction injunctive and equitable relief, as well as an equitable accounting of all profits and benefits arising out of such violation, which rights and remedies shall be cumulative and in addition to any other rights or remedies to which the Company Group may be entitled at law or in equity (including the rights of forfeiture set forth in Section 4 hereof) and, in the event the Company Group is required to enforce the terms of this Agreement through court proceedings, the Company Group shall be entitled to reimbursement of all legal fees, costs and expenses incident to enforcement of any such term, in whole or in part and/or such term as may be modified by a court of competent jurisdiction.
d.    The provisions of this Section 8 are in addition to, and in no way decrease, limit, or affect the applicability of or relief available to the Corporation under Section 4.
e.    If any court of competent jurisdiction construes any of the restrictive covenants set forth in this Section 8, or any part thereof, to be unenforceable because of the duration, scope or geographic area covered thereby, such court shall have the power to reduce the duration, scope or geographic area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.
9.    Change Adjustments. The Compensation Committee shall make appropriate adjustments to give effect to adjustments made in the number of shares of the Corporation’s common stock through a merger, consolidation, recapitalization, reclassification, combination, spinoff, common stock dividend, stock split or other relevant change as the Compensation Committee deems appropriate to prevent dilution or enlargement of the rights of the Grantee. Any adjustments or substitutions pursuant to this section shall meet the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and shall be final and binding upon the Grantee.
10.    Compliance with Law and Regulations. The grant of RSUs and the issuance of shares underlying vested RSUs shall be subject to all applicable federal and state laws, the rules and regulations and to such approvals by any government or regulatory agency as may be required. The Corporation shall not be required to register any securities pursuant to the Securities Act of 1933, as amended, or to list such shares under the stock market or exchange on which the common stock of the Corporation may then be listed, or to take any other affirmative action in order to cause the issuance or delivery of shares underlying vested RSUs to comply with any law or regulation of any governmental authority.
11.    Notice. Any notice which either party hereto may be required or permitted to give to the other shall be in writing, and may be delivered personally or by mail, postage prepaid, addressed as follows: to the Corporation, Attention: Corporate Secretary, at its office at 801 Lancaster Avenue, Bryn Mawr, PA 19010 or to the Grantee at her/his address on the records of the Corporation or at such other addresses as the Corporation, or Grantee, may designate in writing from time to time to the other party hereto.
12.    Employment. Neither the action of the Corporation or its shareholders, nor any action taken by the Compensation Committee under the Plan nor any provisions of this Agreement shall be construed as giving to the Grantee the right to be retained as an employee of the Company Group.

13.    Payment of Taxes. Upon issuance of shares underlying the vested RSUs the value of the shares issued, calculated based on the closing price of the Corporation’s common stock on the day preceding the Vesting Date, will constitute W-2 wages to the Grantee and, as such, will be subject to statutory federal, state and local withholding taxes. The Corporation will withhold a sufficient number of whole shares in order to satisfy this tax obligation. The remaining shares will be made available to the Grantee as soon as practicable. The value of any fractional shares will be paid to the Grantee through a separate disbursement.
14.    Incorporation by Reference. This Restricted Stock Unit Award is granted pursuant and subject to the terms and conditions of the Plan, the provisions of which are incorporated herein by reference. If any provision of this Agreement conflicts with any provision of the Plan in effect on the Date of Grant, the terms of the Plan shall control. This Agreement shall not be modified after the Date of Grant except by written agreement between the Corporation and the Grantee; provided, however, that such modification shall (a) not be inconsistent with the Plan, and (b) be approved by the Committee.
15.    Reformation; Severability. If any provision of this Agreement shall hereafter be held to be invalid, unenforceable or illegal, in whole or in part, by a court of competent jurisdiction under any circumstances for any reason, (i) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the intent of the parties as expressed in, and the benefits of the parties provided by, this Agreement or (ii) if such provision cannot be so reformed, such provision shall be severed from this Agreement or the Notice and an equitable adjustment shall be made to this Agreement (including, without limitation, addition of necessary further provisions) so as to give effect to the intent as so expressed and the benefits so provided. Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances. Neither such holding nor such reformation or severance shall affect the legality, validity or enforceability of any other provision of this Agreement.
16.    Compliance with Internal Revenue Code Section 409A. It is the intention of the parties that the RSUs and the Agreement comply with the provisions of Section 409A of the Code to the extent, if any, that such provisions are applicable to the Agreement and the Agreement will be administered by the Compensation Committee in a manner consistent with this intent. If any payments or benefits may be subject to taxation under Section 409A of the Code, Grantee agrees that the Compensation Committee may, without the consent of Grantee, modify this Agreement to the extent and in the manner that the Compensation Committee deems necessary or advisable or take any other action or actions, including an amendment or action with retroactive effect that the Compensation Committee determines is necessary or appropriate to exempt any payments or benefits from the application of Section 409A or to provide such payments or benefits in the manner that complies with the provisions of Section 409A such that they will not be taxable thereunder.
17.    Choice of Law. The provisions of this Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to any conflict of law provision that would apply the law of another jurisdiction.
18.    Interpretation. The interpretation and construction or any terms or conditions of the Plan or this Agreement by the Compensation Committee shall be final and conclusive.

Signature Page Follows

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by a duly authorized officer, and the Grantee has hereunto set his/her hand and seal, effective as of the Date of Grant set forth above.

BRYN MAWR BANK CORPORATION

By:
Name:
Title:

(Signature of Grantee)

(Print Name of Grantee)

(Address of Grantee)

EXHIBIT A

TO RESTRICTED STOCK UNIT AGREEMENT DATED AS OF _____________________

All of the terms and conditions of the Restricted Stock Unit Agreement dated as of ______________ (“Agreement”), to which this Exhibit is attached are incorporated herein by reference. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

Name of Grantee:

1. Target Number of Restricted Stock Units subject to vesting based on achievement of __________________________________________: ___
2. Target Number of Restricted Stock Units subject to vesting based on achievement of __________________________________________: ___
3. Target Number of Restricted Stock Units subject to vesting based on achievement of __________________________________________: ___
4. Target Number of Restricted Stock Units subject to vesting based on achievement of __________________________________________: ___

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